Exhibit 4

MERRILL LYNCH & CO., INC.

(a Delaware corporation)

Exchange Liquid Yield Option™ Notes due 2032

(Zero Coupon – Floating Rate – Senior)

FIRST SUPPLEMENTAL INDENTURE

Dated as of March 6, 2008

THE BANK OF NEW YORK,

Trustee

™ Trademark of Merrill Lynch & Co., Inc.

FIRST SUPPLEMENTAL INDENTURE, dated as of March 6, 2008, between Merrill Lynch & Co., Inc., a Delaware corporation (the “Company”), and The Bank of New York, a banking corporation organized and existing under the laws of the State of New York, as successor trustee (the “Trustee”), to that certain Indenture, dated as of December 14, 2004 (the “Original Indenture”).

W I T N E S S E T H:

WHEREAS, the parties hereto are parties to the Original Indenture; and

WHEREAS, the parties hereto desire to amend the Original Indenture and the Company’s Exchange Liquid Yield Option™ Notes due 2032 (Zero Coupon – Floating Rate – Senior) (the “Securities”) pursuant to Section 9.01(e) of the Original Indenture as more fully set forth below;

NOW, THEREFORE, in consideration of the mutual promises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each party agrees for the benefit of the other party and for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE I

DEFINITIONS

Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings assigned thereto in the Original Indenture.

ARTICLE II

AMENDMENT

Section 2.01.     Amendment of the Original Indenture. On and after the Amendment Effective Date (as defined below), the Original Indenture is hereby amended as follows:

(a)     The definition of “Purchase Date” in Section 1.01 is hereby deleted in its entirety and amended as follows:

“  “Purchase Date” shall mean each of March 13, 2005, March 13, 2006, March 13, 2007, March 13, 2008, September 13, 2010, March 13, 2012, March 13, 2014, March 13, 2017, March 13, 2022 and March 13, 2027.”

(b)     The definition of “Time of Determination” in Section 1.01 is hereby deleted.

(c)     The first paragraph of Section 3.09 is hereby deleted in its entirety and amended as follows:

Section 3.09     Purchase of Securities at Option of the Holder upon Change in Control.

(a) If on or prior to March 13, 2014 there shall have occurred a Change in Control, Securities shall be purchased by the Company, at the option of the Holder thereof, at a purchase price specified in paragraph 7 of the Securities (the “Change in Control Purchase Price”), as of the date that is no later than 35 Business Days after the occurrence of the Change in Control (the “Change in Control Purchase Date”), subject to satisfaction by or on behalf of the Holder of the requirements set forth in Section 3.09(c).

(d)     Section 11.01 is hereby deleted in its entirety and amended as follows:

Section 11.01     Conversion Privilege. A Holder of a Security may convert such Security into cash and Common Stock at any time during the period stated in paragraph 9 of the Securities, subject to the provisions of this Article 11. The initial Conversion Rate was 13.8213 shares of Common Stock per $1,000 Original Principal Amount (payable in cash and Common Stock, if any), subject to adjustment upon the occurrence of certain events described in this Article 11; provided that in no event shall the Conversion Rate exceed the Maximum Conversion Rate then in effect. The Conversion Rate as of March 6, 2008 shall be 16.5000 shares of Common Stock per $1,000 Original Principal Amount (payable in cash and Common Stock, if any), subject to adjustment upon the occurrence of certain events described in this Article 11; provided that in no event shall the Conversion Rate exceed the Maximum Conversion Rate then in effect. Except as otherwise described in paragraph 9 of the Securities, upon conversion, the Company will deliver consideration (“Conversion Consideration”) having a value equal to the product of the Conversion Rate multiplied by the average of the Sale Price of the Common Stock on each of the 5 consecutive Trading Days beginning on the third Business Day following but not including the Conversion Date (the “Applicable Stock Price”). This Conversion Consideration will be paid in cash (the “Required Cash Amount”) in an amount equal to the Contingent Principal Amount of each Security on the Conversion Date and the remainder, at the election of the Company, in cash, Common Stock or a combination of cash and Common Stock. If a portion of the Conversion Consideration is to be paid in shares of Common Stock, the number of shares to be delivered will equal (x)(i) the product of the Conversion Rate multiplied by the Applicable Stock Price minus (ii) the Required Cash Amount and any additional cash paid as consideration, divided by (y) the Applicable Stock Price. The Company will notify the Holders in the manner provided in Section 13.02 not later than two Business Days after the Conversion Date of the amount of the Conversion Consideration that will be paid in cash.

A Holder may convert a portion of a Security if the portion is $1,000 Original Principal Amount or an integral multiple thereof. Provisions of this Indenture that apply to conversion of all of a Security also apply to conversion of a portion of a Security.

“Time of Determination” means the time and date of the earlier of (i) the determination of stockholders entitled to receive rights, warrants or options or a distribution, in each case, to which Section 11.07 or 11.08 applies and (ii) the time (“Ex-Dividend Time”) immediately prior to the commencement of “ex-dividend” trading for such rights, warrants or options or distribution on the New York Stock Exchange or such other national or regional exchange or market on which the Common Stock is then listed or quoted.

Notwithstanding any other provision of this Indenture, in no event shall the Conversion Rate exceed the Maximum Conversion Rate.

(e)     Section 11.08 is hereby deleted in its entirety and amended as follows:

Section 11.08 Adjustment for Other Distributions. (a) For all distributions with a record date prior to March 13, 2014, the terms of this Section 11.08(a) will apply. Subject to 11.08(a)(ii), if, after the Issue Date of the Securities, the Company distributes to all holders of its Common Stock any of its assets excluding distributions of capital stock or debt securities or any rights, warrants or options to purchase securities of the Company (including securities or cash, but excluding (x) distributions of capital stock referred to in Section 11.06 and distributions of rights, warrants or options referred to in Section 11.07 and (y) any cash dividends or other cash distributions referred to in Section 11.09) the Conversion Rate shall be adjusted, subject to the provisions of Section 11.08(a)(ii), in accordance with the following formula:

R’ =	R x M
M - F

where:

R’ = the adjusted Conversion Rate.

R = the current Conversion Rate.

M = the Average Sale Price, minus, in the case of a distribution to which Section 11.06(d) applies, for which (i) the record date shall occur on or before the record date for the distribution to which this Section 11.08(a) applies and (ii) the Ex-Dividend Time shall occur on or after the date of the Time of Determination for the distribution to which this Section 11.08(a) applies, the fair market value (on the record date for the distribution to which this Section 11.08(a) applies) of any capital stock of the Company distributed in respect of each share of Common Stock in such Section 11.06(d) distribution.

F = the fair market value (on the record date for the distribution to which this Section 11.08(a) applies) of the assets, securities, rights, warrants or options to be distributed in respect of each share of Common Stock in the distribution to which this Section 11.08(a) is being applied (including, in the case of cash dividends or other cash distributions giving rise to an adjustment, all such cash distributed concurrently).

The Board of Directors shall determine fair market values for the purposes of this Section 11.08(a).

The adjustment shall become effective immediately after the record date for the determination of shareholders entitled to receive the distribution to which this Section 11.08(a) applies.

(i)     If, after the Issue Date, the Company pays a dividend or makes a distribution to all holders of its Common Stock consisting of capital stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Company, the Conversion Rate shall be adjusted in accordance with the formula:

R’ = R x (1 + F/M)

where:

R’ = the adjusted Conversion Rate.

R = the current Conversion Rate.

M = the average of the Sale Prices of the Common Stock for the ten (10) Trading Days commencing on and including the fifth Trading Day after the date on which “ex-dividend trading” commences for such dividend or distribution on The New York Stock Exchange or such other national or regional exchange or market which such securities are then listed or quoted (the “Ex-Dividend Date”).

F = the fair market value of the securities distributed in respect of each share of Common Stock for which this Section 11.08(a)(i) applies shall mean the number of securities distributed in respect of each share of Common Stock multiplied by the average of the Sale Prices of those securities distributed for the ten (10) Trading Days commencing on and including the fifth Trading Day after the effectiveness of the Ex-Dividend Date.

(ii)     In the event that, with respect to any distribution to which Section 11.08(a)(i) would otherwise apply, the difference between “M-F” is less than $1.00 or “F” is equal to or greater than “M”, then the adjustment provided by Section 11.08(a)(i) shall not be made and in lieu thereof the provisions of Section 11.15 shall apply to such distribution.

(b)     For all distributions with a record date on or following March 13, 2014, the terms of this Section 11.08(b) will apply. Subject to 11.08(b)(ii), if, after the Issue Date of the Securities, the Company distributes to all holders of its Common Stock any of its assets excluding distributions of capital stock or debt securities or any rights, warrants or options to purchase securities of the Company (including securities or cash, but excluding (x) distributions of capital stock referred to in Section 11.06 and distributions of rights, warrants or options referred to in Section 11.07 and (y) cash dividends or other cash distributions that are paid out of consolidated current net earnings or earnings retained in the business as shown on the books of the Company unless such cash dividends or other cash distributions are Extraordinary Cash Dividends (as defined below)) the Conversion Rate shall be adjusted, subject to the provisions of Section 11.08(b)(ii), in accordance with the formula:

R’ =	R x M
M - F

where:

R’ = the adjusted Conversion Rate.

R = the current Conversion Rate.

M = the Average Sale Price, minus, in the case of a distribution to which Section 11.06(d) applies, for which (i) the record date shall occur on or before the record date for the distribution to which this Section 11.08(b) applies and (ii) the Ex-Dividend Time shall occur on or after the date of the Time of Determination for the distribution to which this Section 11.08(b) applies, the fair market value (on the record date for the distribution to which this Section 11.08(b) applies) of any capital stock of the Company distributed in respect of each share of Common Stock in such Section 11.06(d) distribution.

F = the fair market value (on the record date for the distribution to which this Section 11.08(b) applies) of the assets, securities, rights, warrants or options to be distributed in respect of each share of Common Stock in the distribution to which this Section 11.08(b) is being applied (including, in the case of cash dividends or other cash distributions giving rise to an adjustment, all such cash distributed concurrently).

The Board of Directors shall determine fair market values for the purposes of this Section 11.08(b).

The adjustment shall become effective immediately after the record date for the determination of shareholders entitled to receive the distribution to which this Section 11.08(b) applies.

For purposes of this Section 11.08(b), the term “Extraordinary Cash Dividend” shall mean the amount of any cash dividend or distribution with respect to the Common Stock that, together with the aggregate amount of other cash dividends on the Common Stock to be aggregated with such cash dividend in accordance with the provisions of this paragraph, equals or exceeds the threshold percentage set forth in item (I) below. For purposes of item (I) below, the “Ex-Dividend Measurement Period” with respect to a cash dividend on the Common Stock shall mean the 365 consecutive day period ending on the date prior to the Ex-Dividend Time with respect to such cash dividend, and the “Relevant Cash Dividends” with respect to a cash dividend on the Common Stock shall mean the cash dividends on the Common Stock with Ex-Dividend Times occurring in the Ex-Dividend Measurement Period.

(I)     If, upon the date prior to the Ex-Dividend Time with respect to a cash dividend on the Common Stock, the aggregate amount of such cash dividend together with the amounts of all Relevant Cash Dividends equals or exceeds on a per share basis the sum of (a) 5% of the Sale Price of the Common Stock on the last Trading Day preceding the date of declaration by the Board of Directors of the cash dividend or distribution with respect to which this provision is being applied, and (b) the quotient of the amount of any contingent interest paid on a Security during the Ex-Dividend Measurement Period and divided by the conversion rate in effect on the payment date of such relevant Contingent Interest Payment Date, then such cash dividend together with all Relevant Cash Dividends, shall be deemed to be an Extraordinary Cash Dividend and for purposes of applying the formula set forth above in this Section 11.08(b), the value of “F” shall be equal to (y) the aggregate amount of such cash dividend together with the amount of all Relevant Cash Dividends, minus (z) the aggregate amount of all Relevant Cash Dividends for which a prior adjustment in the Conversion Rate was previously made under this Section 11.08(b).

In making the determinations required by item (I) above, the amount of cash dividends paid on a per share basis and the amount of any Relevant Cash Dividends specified in item (I) above, shall be appropriately adjusted to reflect the occurrence during such period of any event described in Section 11.06.

(i)     If, after the Issue Date, the Company pays a dividend or makes a distribution to all holders of its Common Stock consisting of capital stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Company, the Conversion Rate shall be adjusted in accordance with the formula:

R’ = R x (1 + F/M)

where:

R’ = the adjusted Conversion Rate.

R = the current Conversion Rate.

M = the average of the Sale Prices of the Common Stock for the ten (10) Trading Days commencing on and including the fifth Trading Day after the Ex-Dividend Date.

F = the fair market value of the securities distributed in respect of each share of Common Stock for which this Section 11.08(b)(i) applies shall mean the number of securities distributed in respect of each share of Common Stock multiplied by the average of the Sale Prices of those securities distributed for the ten (10) Trading Days commencing on and including the fifth Trading Day after the effectiveness of the Ex-Dividend Date.

(ii)     In the event that, with respect to any distribution to which Section 11.08(b)(i) would otherwise apply, the difference between “M-F” is less than $1.00 or “F” is equal to or greater than “M”, then the adjustment provided by Section 11.08(b)(i) shall not be made and in lieu thereof the provisions of Section 11.15 shall apply to such distribution.

(f)     Section 11.09 is hereby deleted in its entirety and amended as follows:

Section 11.09 Adjustment for Certain Cash Distributions. If, after the Issue Date of the Securities and prior to, but not including, March 13, 2014, the Company distributes to all holders of its Common Stock dividends or other distributions consisting exclusively of cash (excluding

(x) any cash that is distributed as part of a distribution referred to in Section 11.08 and (y) any quarterly cash dividend on the Common Stock of the Company to the extent that such quarterly cash dividend does not exceed, per share of Common Stock of the Company, the Dividend Amount), the Conversion Rate shall be adjusted, in accordance with the formula:

R’ =	R x M
M - D

where:

R’ = the adjusted Conversion Rate.

R = the current Conversion Rate.

M = the average of the Sale Prices of the Common Stock for the 10 trading days ending on the earlier of the date of calculation of such average or the day before the Ex-Dividend Date for the distribution to which this Section 11.09 applies.

D = the cash distributed in respect of each share of Common Stock for which this Section 11.09 applies, which per share amount, in the case of a quarterly dividend subject to this Section 11.09, shall be based on the amount of cash distributed in excess of the Dividend Amount.

The adjustment shall become effective immediately after the record date for the determination of shareholders entitled to receive the distribution to which this Section 11.09 applies.

The “Dividend Amount” means $0.16 per share. The Dividend Amount shall be adjusted whenever the Conversion Rate is adjusted by multiplying the Dividend Amount by a fraction, the numerator of which is the Conversion Rate in effect immediately prior to the adjustment thereof and the denominator of which is the Conversion Rate as so adjusted, provided that no adjustment will be made to the Dividend Amount for any adjustment made to the Conversion Rate pursuant to this Section 11.09.

(g)     Section 11.12 is hereby deleted in its entirety and amended as follows:

11.12. Notice of Adjustment.    Whenever the Conversion Rate is adjusted, the Company shall promptly mail to Securityholders a notice of the adjustment. The Company shall file with the Trustee and the Conversion Agent such notice, together with a representation from the Company that it has obtained a certificate from the Company’s independent public accountants briefly stating the facts requiring the adjustment and the manner of computing it. Upon receipt by it of such notice, the Conversion Agent will promptly mail such notice to Securityholders at the Company’s expense. The Company shall make such certificate available to the Trustee or any Holder desiring inspection thereof. The certificate shall be conclusive evidence that the adjustment is correct. Neither the Trustee nor any Conversion Agent shall be under any duty or responsibility with respect to any such certificate except to exhibit the same to any Holder desiring inspection thereof.

(h)     Section 11.15 is hereby deleted in its entirety and amended as follows:

Section 11.15 Reorganization of Company; Special Distributions. If the Company is a party to a transaction subject to Section 5.01 (other than a sale of all or substantially all of the assets of the Company in a transaction in which the holders of Common Stock immediately prior to such transaction do not receive securities, cash, property or other assets of the Company or any other person) or a merger or binding share exchange which reclassifies or changes its outstanding Common Stock, the person obligated to deliver securities, cash or other assets upon conversion of Securities shall enter into a supplemental indenture. If the issuer of securities deliverable upon conversion of Securities is an Affiliate of the successor Company, that issuer shall join in the supplemental indenture.

The supplemental indenture shall provide that the Holder of a Security may convert it into the kind and amount of securities, cash or other assets which such Holder would have received immediately after the consolidation, merger, binding share exchange or transfer if such Holder had converted the Security immediately before the effective date of the transaction, assuming (to the extent applicable) that such Holder (i) was not a constituent person or an Affiliate of a constituent person to such transaction; (ii) made no election with respect thereto; and (iii) was treated alike with the plurality of non-electing Holders. The supplemental indenture shall provide for adjustments which shall be as nearly equivalent as may be practical to the adjustments provided for in this Article 11. The successor Company shall mail to Securityholders a notice briefly describing the supplemental indenture.

If this Section applies, neither Section 11.06 nor 11.07 applies.

If the Company makes a distribution to all holders of its Common Stock of any of its assets, or debt securities or any rights, warrants or options to purchase securities of the Company that, but for the provisions of Section 11.08(a)(ii) and (b)(ii), would otherwise result in an adjustment in the Conversion Rate pursuant to the provisions of Section 11.08, then, from and after the record date for determining the holders of Common Stock entitled to receive the distribution, a Holder of a Security that converts such Security in accordance with the provisions of this Indenture shall upon such conversion be entitled to receive, in addition to the shares of Common Stock into which the Security is convertible, the kind and amount of securities, cash or other assets comprising the distribution that such Holder would have received if such Holder had converted the Security immediately prior to the record date for determining the holders of Common Stock entitled to receive the distribution.

(i)     Section 11.17 is hereby deleted in its entirety and amended as follows:

Section 11.17 Limit on Conversion Rate. Notwithstanding any other provision in this Indenture and paragraph 9 of the Security, in no event will the Conversion Rate exceed 18.3823 shares of Common Stock (as adjusted pursuant to Sections 11.06, 11.07, 11.08 and 11.09) prior to March 6, 2008; or exceed, on and after March 6, 2008, 21.5242 shares of Common Stock (as adjusted pursuant to Sections 11.06, 11.07, 11.08 and 11.09).

(j)     Paragraph 6 of the form of Security attached as Exhibit A to the Original Indenture is hereby deleted in its entirety and amended as follows:

6.     Redemption at the Option of the Company.

No sinking fund is provided for the Securities. The Securities are redeemable as a whole, or from time to time in part, at any time at the option of the Company at a Redemption Price equal to the Contingent Principal Amount of the Securities on the Redemption Date, provided that the Securities are not redeemable prior to March 13, 2014.

(k)     Paragraph 7 of the form of Security attached as Exhibit A to the Original Indenture is hereby deleted in its entirety and amended as follows:

7.     Purchase by the Company at the Option of the Holder.

Subject to the terms and conditions of the Indenture, the Company shall become obligated to purchase, at the option of the Holder, the Securities held by such Holder on March 13, 2005, March 13, 2006, March 13, 2007, March 13, 2008, September 13, 2010, March 13, 2012, March 13, 2014, March 13, 2017, March 13, 2022 and March 13, 2027 at a price equal to the Contingent Principal Amount of the Securities on the Purchase Date, upon delivery of a Purchase Notice containing the information set forth in the Indenture, at any time from the opening of business on the date that is at least 20 Business Days prior to such Purchase Date until the close of business on the Business Day immediately preceding such Purchase Date and upon delivery of the Securities to the Paying Agent by the Holder as set forth in the Indenture. The Purchase Price shall be paid in cash.

At the option of the Holder and subject to the terms and conditions of the Indenture, the Company shall become obligated to purchase all or a portion of the Securities in integral multiples of $1,000 Original Principal Amount held by such Holder no later than 35 Business Days after the occurrence of a Change in Control of the Company occurring on or prior to March 13, 2014 for a Change in Control Purchase Price for each $1,000 Original Principal Amount of such Securities equal to the Contingent Principal Amount on the Change in Control Purchase Date, which Change in Control Purchase Price shall be paid in cash.

Holders have the right to withdraw any Purchase Notice or Change in Control Purchase Notice, as the case may be, by delivering to the Paying Agent a written notice of withdrawal within the times and otherwise in accordance with the provisions of the Indenture.

If cash sufficient to pay the Purchase Price or Change in Control Purchase Price, as the case may be, of all Securities or portions thereof to be purchased as of the Purchase Date or the Change in Control Purchase Date, as the case may be, is deposited with the Paying Agent on the Purchase Date or the Change in Control Purchase Date, as the case may be, the Contingent Principal Amount shall cease to increase, and contingent interest, if any, shall cease to accrue on such Securities (or portions thereof) immediately after such Purchase Date or Change in Control Purchase Date, as the case may be, and the Holder thereof shall have no other rights as such

(other than the right to receive the Purchase Price or Change in Control Purchase Price, as the case may be, if any, upon surrender of such Security).

(l)     Paragraph 9 of the form of Security attached as Exhibit A to the Original Indenture is hereby deleted in its entirety and amended as follows:

9.     Conversion.

Subject to the provisions of this paragraph 9 and the terms of the Indenture and notwithstanding the fact that any other condition to conversion has not been satisfied, Holders may surrender this Security for conversion into the Conversion Consideration at any time at their option until the close of business on the Business Day immediately preceding March 13, 2032 if, as of the last day of any calendar quarter beginning with the quarter ending on March 30, 2005, the Sale Price of the Common Stock for at least 20 Trading Days in a period of 30 consecutive Trading Days ending on the last Trading Day of such quarter is more than 120% of the accreted conversion price per share of Common Stock on the last day of such quarter. Securities subject to conversion pursuant to the condition to conversion contained in this paragraph will remain convertible notwithstanding changes to the Sale Price of the Common Stock after such Securities are deemed convertible.

The “accreted conversion price” per share of Common Stock as of any day equals the quotient of:

•	the Contingent Principal Amount of $1,000 Original Principal Amount of Securities on that day, divided by

•	the number of shares of Common Stock issuable upon conversion of $1,000 Original Principal Amount of Securities on that day.

Subject to the provisions of this paragraph 9 and the Indenture and notwithstanding the fact any other condition to conversion has not been satisfied, Holders may convert the Securities into the Conversion Consideration on a Conversion Date during any period in which the credit rating assigned to the Securities by a Rating Agency is reduced to or below the Applicable Rating. “Rating Agency” means (1) Moody’s Investors Service, Inc. and its successors (“Moody’s”), (2) Standard & Poor’s Credit Market Services, a division of The McGraw-Hill Companies Inc., and its successors (“Standard & Poor’s”) and (3) Fitch, Inc. (“Fitch”) and its successors. “Applicable Rating” means (1) Baa1, in the case of Moody’s (or its equivalent under any successor ratings categories of Moody’s), (2) BBB+, in the case of Standard & Poor’s (or its equivalent under any successor ratings categories of Standard & Poor’s), (3) BBB+ in the case of Fitch (or its equivalent under any successor ratings categories of Fitch) or (4) the equivalent in respect of ratings categories of any Rating Agencies which are successors to Moody’s, Standard & Poor’s or Fitch.

Subject to the provisions of this paragraph 9 and the Indenture and notwithstanding the fact that any other condition to conversion has not been satisfied, a Holder may convert into the Conversion Consideration a Security or portion of a Security which has been called for redemption pursuant to paragraph 6 hereof, even if the Security, or any portion thereof, is not subject to conversion by the Holder, provided such Securities are surrendered for conversion prior to the close of business on the second Business Day immediately preceding the Redemption Date.

Subject to the provisions of this paragraph 9 and the Indenture and notwithstanding the fact that any other condition to conversion has not been satisfied, in the event that the Company declares a dividend or distribution described in Section 11.07 or Section 11.09 of the Indenture, or a dividend or a distribution described in Section 11.08 of the Indenture where the fair market value of such dividend or distribution per share of Common Stock, as determined in the Indenture, exceeds 15% of the Sale Price of the Common Stock on the Trading Day immediately preceding the date of declaration for such dividend or distribution, the Securities may be surrendered for conversion beginning on the date the Company gives notice to the Holders of such right, which shall not be less than 20 days prior to the Ex-Dividend Time for such dividend or distribution, and Securities may be surrendered for conversion at any time thereafter until the close of business on the Business Day prior to the Ex-Dividend Time or until the Company announces that such dividend or distribution will not take place. No adjustment to the Conversion Rate or the ability of the Holders to convert this Security will be made if the Company provides, as permitted in the Indenture, for Holders to participate in the transaction without conversion or in other cases specified in the Indenture.

Subject to the provisions of this paragraph 9 and the Indenture and notwithstanding the fact that any other condition to conversion has not been satisfied, in the event the Company is a party to a consolidation, merger or binding share exchange pursuant to which the Common Stock would be converted into cash, securities or other property as set forth in Section 11.15 of the Indenture, the Securities may be surrendered for conversion at any time from and after the date which is 15 days prior to the date of the anticipated effective time of such transaction announced by the Company until 15 days after the actual effective date of such transaction, and at the effective time of such transaction the right to convert a Security into Common Stock will be deemed to have changed into a right to convert it into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its Security immediately prior to the transaction.

A Security in respect of which a Holder has delivered a Purchase Notice or Change in Control Purchase Notice exercising the option of such Holder to require the Company to purchase such Security may be converted only if such notice of exercise is withdrawn in accordance with the terms of the Indenture.

The initial Conversion Rate was 13.8213 shares of Common Stock per $1,000 Original Principal Amount (payable in cash and Common Stock, if any), subject to adjustment upon the occurrence of certain events described in the Indenture or this paragraph 9; provided that in no event shall the Conversion Rate exceed the Maximum Conversion Rate then in effect. The Conversion Rate as of March 6, 2008 shall be 16.5000 shares of Common Stock per $1,000 Original Principal Amount (payable in cash and Common Stock, if any), subject to adjustment upon the occurrence of certain events described in the Indenture or this paragraph 9; provided that in no event shall the Conversion Rate exceed the Maximum Conversion Rate then in effect. Except as otherwise described in this paragraph 9, upon conversion, the Company will deliver consideration (“Conversion Consideration”) having a value equal to the product of the Conversion Rate multiplied by the average of the Sale Price of the Common Stock on each of the 5 consecutive Trading Days beginning on the third Business Day following the Conversion Date (the “Applicable Stock Price”). This Conversion Consideration will be paid in cash (the “Required Cash Amount”) in an amount equal to the Contingent Principal Amount of each Security on the Conversion Date and the remainder, at the election of the Company, in cash, Common Stock or a combination of cash and Common Stock. If a portion of the Conversion Consideration is to be paid in shares of Common Stock, the number of shares to be delivered will equal (x)(i) the product of the Conversion Rate multiplied by the Applicable Stock Price minus (ii) the Required Cash Amount and any additional cash paid as consideration, divided by (y) the Applicable Stock Price. The Company will deliver cash or a check in lieu of any fractional share of Common Stock due to a Holder, taking into account all Securities converted by a Holder at the same time.

“Maximum Conversion Rate” means: (1) prior to March 6, 2008, 18.3823 shares of Common Stock of the Company, subject to adjustment; and (2) on and after March 6, 2008, 21.5242 shares of Common Stock of the Company, subject to adjustment.

Contingent interest, if any, will not be paid on Securities that are converted; provided, however that Securities surrendered for conversion during the period from the close of business on the applicable record date to the opening of business on the date on which such contingent interest is payable shall be entitled to receive such contingent interest payable on such Securities on the date on which such contingent interest is payable and (except Securities with respect to which the Company has mailed a notice of redemption) Securities surrendered for conversion during such periods must be accompanied by payment of an amount equal to the contingent interest with respect thereto that the registered Holder is to receive.

To convert a Security, a Holder must (1) complete and manually sign the conversion notice below (or complete and manually sign a facsimile of such notice) and deliver such notice to the Conversion Agent, (2) surrender the Security to the Conversion Agent, (3) furnish appropriate endorsements and transfer documents if required by the Conversion Agent, the Company or the Trustee and (4) pay any transfer or similar tax, if required.

A Holder may only convert a portion of a Security pursuant to the terms of this paragraph 9 and in accordance with the Indenture if the Original Principal Amount of such portion is $1,000 or an integral multiple thereof. No payment or adjustment will be made for dividends on the Common Stock except as provided herein and in the Indenture. On conversion of a Security, increases in the Contingent Principal Amount attributable to the period from March 13, 2002 through the Conversion Date, accrued Tax Original Issue Discount and (except as provided above) accrued contingent interest with respect to the converted Security shall not be cancelled, extinguished or forfeited, but rather shall be deemed to be paid in full to the Holder thereof through the delivery of the Conversion Consideration in exchange for the Security being converted pursuant to the terms hereof; and the fair market value of such Conversion Consideration shall be treated as paid, to the extent thereof, first in exchange for the increases in the Contingent Principal Amount accrued through the Conversion Date, accrued Tax Original

Issue Discount and accrued contingent interest, and the balance, if any, of such fair market value of such Conversion Consideration shall be treated as paid in respect of the remaining principal payments due on the Security being converted pursuant to the provisions hereof.

Pursuant to the terms and conditions of the Indenture, the Conversion Rate will be adjusted for dividends or distributions on Common Stock payable in Common Stock or other capital stock of the Company; subdivisions, combinations or certain reclassifications of Common Stock; distributions to all holders of Common Stock of certain rights to purchase Common Stock for a period expiring within 60 days at less than the Sale Price of the Common Stock at the Time of Determination; distributions to such holders of assets or debt securities of the Company or certain rights to purchase securities of the Company; and certain cash dividends or distributions. However, no adjustment need be made if Securityholders may participate in the transaction or in certain other cases. The Company from time to time may voluntarily increase the Conversion Rate.

If the Conversion Rate is adjusted pursuant to Article 11 of the Indenture, then the Maximum Conversion Rate shall be adjusted by the same proportion as the Conversion Rate except that the Maximum Conversion Rate shall not be adjusted as a result of any adjustments to the Conversion Rate made solely for cash dividends pursuant to Section 11.08(b) or Section 11.09 of the Indenture.

If the Company is a party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of its assets, or upon certain distributions described in the Indenture, the right to convert a Security into Common Stock may be changed into a right to convert it into securities, cash or other assets of the Company or another person.

The Conversion Rate will not be adjusted for increases in the Contingent Principal Amount or any contingent interest.

ARTICLE III

MISCELLANEOUS

Section 3.01.     Effectiveness.    This First Supplemental Indenture shall become effective as of the date (the “Amendment Effective Date”) when each of the parties hereto shall have received counterparts hereof signed by the other party hereto. Upon the effectiveness hereof, all references in the Original Indenture to “this Indenture” or the like shall refer to the Original Indenture as further amended hereby.

Section 3.02.     Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

Section 3.03.     Multiple Originals. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.

SIGNATURES

IN WITNESS WHEREOF, the undersigned, being duly authorized, have executed this First Supplemental Indenture on behalf of the respective parties hereto as of the date first above written.

MERRILL LYNCH & CO., INC.

By	/s/ Marlene Debel
Name: Marlene Debel
Title: Assistant Treasurer

THE BANK OF NEW YORK

By:	/s/ Rafael E. Miranda
Name: Rafael E. Miranda
Title: Vice President